UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to §240.14a-12.

AT&T Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Terms of the Deal

Rationale	·Combines SBC’s strong local exchange, broadband and wireless assets with AT&T’s national and global IP-based networks and expertise

·New company to accelerate customer transition to advanced IP solutions and services

Transaction	·$16 billion transaction

Consideration	·AT&T shareholders will receive total consideration value at $19.71 per share, or approximately $16 billion

Exchange	·AT&T shareholder will receive 0.77942 shares of SBC common stock for each common share of AT&T

·Based on SBC’s closing stock price on Jan. 28, 2005, this exchange ratio equals $18.41 per share

AT&T Special Dividend	·At the time of closing, AT&T will pay its shareholders a special dividend of $1.30 per share

·The stock consideration in the transaction is expected to be tax-free to AT&T shareholders

Expected Close	·By the first half of 2006

Financial Expectations	·SBC and AT&T expect the proposed transaction to yield a net present value of more than $15 billion in synergies, net of the cost to achieve them

·The synergies ramp quickly with a net annual run rate of $2 billion or greater beginning in 2008

Expected Synergies	·Almost all of the synergies will come from reduced costs over and above expected cost improvements from the companies’ ongoing productivity initiatives

·Nearly half of the total net synergies are expected to come from network operations and IT, as facilities and operations are consolidated

·Approximately 25 percent are expected to come from the combined business services organizations, as sales and support functions are combined

·About 10 percent to 15 percent of the synergies are expected to come from eliminating duplicate corporate functions

·Approximately 10 percent to 15 percent of expected synergies come from revenues, as the combined company migrates service offerings to new customer segments

Leadership	·Edward E Whitacre Jr. will serve as chairman, CEO and a member of the board of directors

·David W. Dorman will serve as president and a member of the board of directors

Headquarters	·San Antonio, Texas

Cautionary Language Concerning Forward-Looking Statements

Information set forth on this Web page contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SBC and AT&T Corporation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of SBC’s and AT&T’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. SBC disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

This Web page may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on SBC’s Web site at www.sbc.com/investor—relations.

NOTE: In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Free copies of AT&T Corp.’s filings may be obtained by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.